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H.S. DENT ADVISORS, INC.
CODE OF ETHICS: POLICIES AND PROCEDURES

     o The compliance officer shall obtain a written acknowledgement from each associate of the firm, including all supervised persons, confirming that person's having read a copy of the firm's code of ethics as provided to each such person.

     o Annually the information regarding the Code of Ethics shall be reviewed by all associated and supervised persons, which they shall evidence by signing and dating anew the Ethics Code.

     o Regarding the Privacy of information and the Protection of Material, Non-Public Information, the signatory understands and agrees that all information about clients, past and present, and potential customers must be kept confidential, and may be supplied only to the appropriate persons who require the information in order to service the client and only as is agreed to by the client. The only situations in which client information may be shared with other parties without the client's permission are:

               o When the information concerns illegal activities, to include money laundering, on the part of the client or prospective customer;

               o When the law requires that the information be provided to a specified recipient.

     o Regarding the suitability of recommendations: Any and all recommendations made to any client must be based on independent, thorough, careful research and objective information as the client makes information available to the adviser. If information is deemed lacking or insufficient, the firm / representative will request additional information from client.

     o Associates shall make recommendations and investments only as they are consistent with the client's stated objectives and by the methods agreed to.

     o Written contracts shall be completed accurately and signed and dated by the appropriate party / parties only.

     o All contracts are to be renewed in writing periodically as required by the contract.

     o Contractual arrangements shall be made only in an overriding fairness toward the client, never seeking to take advantage of any client(s).

     o No promises shall be made regarding investment performance, nor any implication that past performance indicates future performance. Performance information must be objective, accurate, fair, complete, and representative.

     o The investment adviser shall make full disclosure of, and obtain informed consent to, the services and costs of services offered by the investment adviser.

     o The investment adviser shall make full disclosure of any and all conflicts of interest. The investment adviser shall make full disclosure of any information that may affect the client's choices of advisory persons, investments, or other decisions.



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     o    The investment adviser shall make full disclosure of all custody situations, those allowing the advisor access to the client's property, obtain informed consent to any custody arrangement, and herself or himself be aware of and scrupulously follow all rules and regulations regarding the custody of client property.

Code of Ethics
INSIDER INFORMATION

Insider information is any information not readily obtainable from public sources with reasonable research. All recommended, planned or actual individual client transactions are private information for that account only and may not be used as the basis for other persons' investment actions. In order to enforce the prohibition against the use of Insider Information:

All access persons must provide the review officer with duplicates of all trade confirmations and account statements or in some manner report their personal securities transactions and holdings.

The person designated to review the securities transactions and holdings of all access persons is Harry S. Dent, Jr.

Access persons must provide quarterly reports, no later than 30 days after the close of each calendar quarter, showing all personal securities transactions in accounts over which they exercise some control or have some interest; with the exception of

          o    1) transactions effected within an automatic investment plan

          o 2) Securities held in accounts over which the access person has no direct or indirect influence or control

          o 3) firms in which there is only one access person, in which case the firm will maintain records of the holdings and transactions that Rule 204A-1 would require

Each access person must provide initially (at the time of becoming an access person), and subsequently at least annually, a complete report of her or his securities holdings, to be kept on file by the compliance officer for review. A holdings report must include, at a minimum: the title and type of security; The exchange ticker symbol or CUSIP #, as applicable; the number of shares; the principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and the date the access person submits the report.

Holding Reports submitted by each person must:

     Be submitted no later than 10 days after the person becomes an access person and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person;

     Be submitted at least once in each 12-month period thereafter on the 25th of January, and the information must be current as of a date no more than 45 days prior to the date the report was submitted;



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Transaction Reports must be submitted by each Access Person quarterly, no later than 30 days after the end of each calendar quarter, to the designated compliance officer, Harry S. Dent, Jr., shall contain at least the following information on each reportable security: The date of the transaction; the title and type of security; the exchange ticker symbol or CUSIP #, as applicable; the number of shares, principal amount, interest rate, maturity date; the nature of the transaction (purchase, sale, exchange, etc.); the price at which the transaction was effected; the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

          o    The date the access person submits the report.

          o    For all transactions during the quarter.

All Access Persons must first obtain prior written approval for certain transactions in investments that directly or indirectly acquire beneficial ownership in any security in an IPO or in a limited offering.

All Access Persons must first obtain prior approval for certain transactions in investments that directly or indirectly acquire beneficial ownership in any other security.


/s/ Harry S. Dent, Jr. 2/22/05 Prohibitions on "short swing" trading and market timing: "Short swing" trading and market timing shall not occur in transactions effected by this firm.

Insider Information: terms

* "Access Person" = a supervised person who has access to non=public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or has access to non-public information on the portfolio holdings of affiliated mutual funds.

All securities are reportable except:

     o transactions and holdings in direct obligations of the United States government

     o money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other high quality, short term debt instruments)

     o    shares of money market funds

     o transactions and holdings in shares of other types of mutual funds, (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund)

     o transactions in units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds

Access Persons must report securities transactions and holdings by copying the compliance officer on their securities statements and/or reporting all securities held outside of a reporting account.

Persons identified as applicable "access" persons:

                           Harry S. Dent



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Reports to be reviewed by Harry S. Dent, Jr.

Reporting procedures for violations of the firm's code of ethics:

Personnel must agree to report promptly any violations of the firm's Code of Ethics.

Reporting shall be accomplished by means of verbal report to Harry S. Dent, Jr.

I have received, read, understood and, by signing below, agreed to the above policies and procedures regarding the prohibition against using insider information and understand also that using insider information may be grounds for my dismissal from employment and possible prosecution.


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Signature of associate / employee                               date


II.  Ethical duties to other parties:

To the LAW: Associates / employees must know and understand those areas of their activities within the firm that are addressed by Federal and/ or State Law and Regulation and agree to comply with those laws, rules and regulations, including:

     o    Insider Information

     o    AML - Anti-money-laundering procedures ["Know your customer"]

     o    Privacy Policy Statements

     o    Disclosure Brochures

     o    Custody, constructive forms of custody

To the Regulator(s)

     o All documents requested by an authorized regulator are to be provided promptly and completely.

To one's Profession

     o Representations of qualifications, registrations and work to the public and colleagues shall be truthful.

To one's Employer and Firm

     o Employees owe their employer a duty of diligence, timeliness, honesty, knowledgeableness, and pro-active communication of all concerns material to the efficient functioning of the firm. Diligence includes an honest report of past experiences and qualifications, serious effort to attain to and apply stated educational or technical capabilities and standards of conduct, and a pro-active effort to keep appropriate persons in the firm apprised of information that may be of importance to the firm or those persons in the exercise of their business duties. Diligence includes also the use of reasonable care and independent judgment in the daily conduct of one's stated duties.

               o    Keeping stated appointments

               o    Performing assigned tasks in a timely manner



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               o    Employees may not accept or solicit any gifts, benefits,
                    compensation or consideration from any client or firm associate that reasonably could, or could be construed as able to, compromise the employee's or associate's objectivity, independence or loyalty to the firm or adherence to the law or any applicable Code of Ethics.

     o The firm's property must be cared for and accounted for; removal of any such property from the firm's premises without appropriate authorization to do so may constitute theft and be grounds for immediate dismissal. Property includes all records and business forms or manuals.

     o    Employees / Associates must not do harm to their employer.

     o Employees owe their employer an efficient use of time and company equipment for company needs only.

     o Employees owe the firm and its clients either a personal familiarity with the procedures and forms required for services to be provided or else a duty to enjoin a qualified person to handle any situation that may require such familiarity.

     o Employees and / or Associates of the firm may be dismissed for any of the following reasons:

               * Deceit - Knowingly making a material misstatement of fact to any officer or other associate who may reasonably be believed to rely on the information provided in the course of making business decisions on behalf of this firm;

               * Knowingly withholding any material information that reasonably may be believed to be needful [or useful] to other employees / associates of the firm in the course of business;

               * Failure to maintain confidentiality with regard to the firm's clients or its business practices.

               * Disturbing behavior, noise, language, activities;

               * Failure to maintain an orderly work environment.

To one's Fellow employees or associates of the firm

     o To one's fellow employees / associates each person in this firm owes the courtesy, efficiency and willingness to cooperate that may allow all persons in the firm to function at their most proficient level, to include a sense of well-being and physical, emotional and psychological security.

     o No associate shall impose upon any other person of this firm unwelcome presentations of a religious or sexual nature.

NOTE:

III. Part II of the Form ADV, Schedule F, Item 9: Shall include a description of the firm's Code of Ethics and also state that a copy of the firm's Code of Ethics will be provided to any client or to any prospective client upon request.

     o    Rule 204-2(a)(12) requires adviser

               o    to keep copies of the firm's Code of Ethics;

               o to keep copies of written / signed acknowledgments of receipt of the Code;

               o    to keep records of any violations of the code, and

               o    actions taken as a result of the violations.




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Adopted on February 18, 2005

Accepted by:


                           /s/ Harry S. Dent, Jr.
                           Harry S. Dent, Jr.



A copy was provided to me on __________________________________________ in
acknowledgement of which receipt I sign my name below. By signing my name, I also state that I took time to read and to obtain an understanding of the contents of this Code of Ethics.


                                      Date:
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